TABOOLA.COM LTD. EXECUTIVE SEVERANCE PLAN
Section 1. Introduction and Purpose. Taboola.com Ltd. (the “Company”) adopted the Taboola.com Ltd. Executive Severance Plan (the “Plan”) effective as of March 19, 2026 (the “Effective Date”) for eligible executive level employees of the Company. The purpose of the Plan is to provide severance protections to a critical class of Company employees and thereby promote the retention and focus of these employees to assist the Company.
Section 2. Administration. The Plan Administrator will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Plan Administrator’s interpretation and construction hereof, and any actions hereunder, will be binding on all persons for all purposes. The Plan Administrator will provide for the keeping of detailed, written minutes of its actions. The Plan Administrator, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:
(a)allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;
(b)designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;
(c)establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;
(d)designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and
(e)employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.
Section 3. Eligibility for Benefits.
(a)Eligibility; Exceptions to Benefits. Subject to the terms and conditions of the Plan, the Company will provide the benefits described in Section 5 to an affected Participant. A Participant will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator, in its sole discretion:
1.The Participant’s employment is terminated by either the Company or the Participant for any reason other than a Qualifying Termination (as defined below).
2.The Participant has failed to execute and allow to become effective a Release (as defined and described below) within 60 days following the Participant’s Separation from Service.
3.The Participant has failed to execute a Restrictive Covenant Agreement or has otherwise breached any similar restrictive covenant agreement between the

Participant and the Company (or any of the Company’s affiliates) as set forth in Section 3(b).
(b)Termination of Benefits. A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator, willfully breaches a material provision of the Participant’s Restrictive Covenant Agreement with the Company or any similar or successor document and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition provision set forth in any other agreement between the Company or any subsidiary and a Participant (including, without limitation, the Participant’s employment agreement or offer letter or under applicable law.
Section 4. Eligibility for Severance Benefits.
(a)Right to Severance Payments and Benefits. A Participant will be eligible to receive severance payments and benefits from the Company as set forth herein if the Participant meets the participation requirements set forth in Section 3 and the Participant’s employment is terminated for any one or more of the following reasons (each, a “Qualifying Termination”):
1.the Participant’s employment is terminated by the Company, other than for Cause;
2.the Participant voluntarily terminates the Participant’s employment for Good Reason; or
3.Death or Disability; provided that, in the case of the Participant’s death, the benefits shall inure to the benefit of the Participant’s estate, and references to the Participant shall instead reference the Participant’s estate.
(b)Ineligibility for Severance Benefits. Notwithstanding any other provision of the Plan, the Participant will not be eligible for severance payments and benefits under the Plan if the Participant’s termination of employment occurs by reason of any of the following:

1.Voluntary termination or voluntary retirement other than for Good Reason; or

2.Termination of employment for Cause.
Section 5. Severance Payments and Benefits.

(a)Accrued Benefits. In the event of a Separation from Service, the Company will pay the Participant the Accrued Compensation, if any, within ten business days following the date of such Separation from Service, or such earlier date as may be required by law.
(b)Severance Payments. In addition to the Accrued Compensation set forth in Section 5(a), in the event a Participant experiences a Qualifying Termination described in Section 4(a), the Participant will be eligible to receive the following severance benefits, provided the Participant completes the requirements set forth herein: (1) Severance Pay described in Section 5(c) and (2) continued provision of health and welfare benefits described in Section 5(d).
(c)Severance Pay. Subject to clause (4) below, upon a Qualifying Termination,
1.In connection with a Non-Change in Control Termination each Participant will receive as cash severance (the “Non-Change in Control Cash Severance”) in an amount equal to the sum of (i) the Participant’s Base Salary plus (ii) the Participant’s Pro Rata Bonus.
2.In connection with a Change in Control Termination the Chief Executive Officer (“CEO”) will receive as cash severance (the “CEO Change in Control Cash Severance”) an amount equal to the sum of (i) the product of 150% of the sum of (x) CEO’s Base Salary plus (y) the CEO’s Target Annual Bonus plus (ii) the CEO’s Pro Rata Bonus.
3.In connection with a Change in Control Termination, each Participant who is not the CEO will receive as cash severance (“Non-CEO Change in Control Cash Severance”) an amount equal to the sum of (i) Base Salary plus (ii) the Participant’s Target Annual Bonus plus (iii) the Participant’s Pro Rata Bonus.

4.In addition to the benefits described in clauses (1) and (3) above, each Participant other than the CEO who has completed at least ten (10) years of continuous employment with the Company or any of its Subsidiaries as of the Termination Date, will be eligible for a tenure-based cash severance enhancement (the “Tenure-Based Enhancement”) equal to an additional three (3) months of the sum of the Participant’s Base Salary and Target Annual Bonus. The Tenure-Based Enhancement will increase by an additional three (3) months for every additional five (5) full years of continuous employment completed after the Participant’s tenth (10th) year of continuous employment. For the avoidance of doubt, the Tenure-Based Enhancement will not increase the Participant’s Pro Rata Bonus. Continuous employment will be determined in accordance with any applicable Participant contractual arrangements, or, absent such arrangements, by the Plan Administrator in good faith based on the Participant’s most recent period of uninterrupted service with the Company and its Subsidiaries.
5.Notwithstanding anything to the contrary set forth above, to the extent that the CEO or the applicable Participant is a Short-Tenured Participant, then the applicable severance benefit set forth above (which shall not include the Pro Rata Bonus) shall be divided by two.
The Non-Change in Control Cash Severance, the CEO Change in Control Cash Severance, the Non-CEO Change in Control Cash Severance and the Tenure-Based Enhancement will be paid in a lump sum on the first payroll date that occurs within five days after the date on which the applicable Release becomes effective (the “Release Effective Date”); provided, however, that no payments will be made prior to the 60th day following the Participant’s Separation from Service or later than the date that is 2 and 1/2 months following the end of the calendar year in which Participant’s Separation from Service occurs.

(d)Continuation of Benefits.
1.If the Participant is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental or vision plan sponsored by the Company, the Participant will pay, and the Company will reimburse the Participant, as and when due directly to the COBRA carrier, the COBRA premiums necessary to continue such COBRA coverage for the Participant and his or her eligible dependents until the earliest to occur of: (i) (x) in the case of a Non-Change in Control Termination, the date that is twelve (12) months following the Termination Date, (y) in the case of Change in Control Termination, (a) for the CEO, the date that is eighteen (18) months following the Termination Date, and (b) for all other Participants, the date that is twelve (12) months following the Termination Date (in each case, as such date may be extended pursuant to Section 5(c)(4) but in no event shall the period exceed 18 months); (ii) the date on which such Participant becomes eligible for coverage under the group health insurance plans of a subsequent employer; and (iii) the date on which such Participant is no longer eligible for continuation coverage under COBRA (such applicable period, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the reimbursement of COBRA premiums hereunder is likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company will instead pay the applicable Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, grossed up to cover the applicable tax withholdings. To the extent applicable, on the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination, the Company will make the first payment under this Section 5(d), in a lump sum equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the original schedule.
2.If the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the applicable COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this section will cease. For purposes of this Section 5(d), references to COBRA also refer to analogous provisions of state law. Any applicable insurance premiums that are paid by the Company will not include any amounts payable by the Participant under a Code Section 125 health care reimbursement plan, which are the sole responsibility of the Participant.
3.For employees primarily working in a location other than the United States, the provisions of this Section 5(d) shall be supplemented by any requirements provided under local law. In such case, the Participant will be eligible to receive the benefits under this Section 5(d) subject to the terms of the applicable local benefits plan and any applicable local law.

4.For Participants who are employed in Israel and who, immediately prior to the Termination Date, are entitled to private health insurance coverage at the Company’s expense, the Company shall continue to provide or pay for such private health insurance coverage for the Participant (and, to the extent applicable under the terms of such coverage, the Participant’s eligible dependents) during the same period that COBRA premium reimbursement coverage would otherwise be provided under Section 5(d)(1). If continuation of such coverage is not possible under the terms of the applicable policy or applicable law, the Company may provide substantially equivalent replacement coverage or reimburse the Participant for the cost of maintaining comparable private health insurance coverage during such period.
(e)Equity Award Vesting. Except as explicitly set forth in the Equity Incentive Plans or any underlying award agreement setting forth the terms of any applicable outstanding Equity Awards,
1.In connection with a Non-Change in Control Termination, any outstanding Equity Awards held by the Participant that are subject solely to time-based vesting will vest and become exercisable (if applicable) with respect to that number of shares that would have vested had the Participant remained continuously employed for an additional twelve (12) months following the Termination Date, with any remaining unvested portion of such Equity Awards forfeited as of the Termination Date. Equity Awards subject to performance-based vesting conditions will be treated in accordance with the terms of the applicable award agreement or the Equity Incentive Plans.
2.In the event of a Change in Control Termination, 100% of the Participant’s outstanding Equity Awards subject to time-based vesting conditions, will become fully vested and, if applicable, fully exercisable, and all restrictions or repurchase rights applicable thereto will lapse in full, effective as of the Release Effective Date and in any event within 60 days following the Termination Date. In the case of Equity Awards subject to performance-based vesting conditions, performance vesting will be determined based on the actual level of performance achieved through the Termination Date (with any service-vesting condition deemed to have been satisfied upon a Change in Control Termination), unless otherwise determined by the Plan Administrator in its sole discretion; provided, however, that any such determination by the Plan Administrator may only provide benefits that are no less favorable to the Participant. In addition, if applicable, in the event of a Change in Control Termination, the period during which the Participant may exercise any vested Equity Awards will be extended for a period of up to twelve (12) months following the Termination Date, but not beyond the original term of such Equity Award.
3.In the event of a Change in Control in which the acquirer does not assume, substitute, or continue all outstanding Equity Awards held by the Participant on substantially equivalent terms, all such non-assumed, non-substituted, and non-continued Equity Awards shall become fully vested and, if applicable, exercisable immediately prior to the consummation of the Change in Control, with performance-based Equity Awards vesting at target or actual performance through the date of the Change in Control, whichever is greater, unless otherwise provided in the applicable award agreement.
4.Notwithstanding anything to the contrary in this Section 5(e), to the extent a Participant is a Short-Tenured Participant, such Participant will not be entitled to any additional vesting pursuant to this Section 5(e).
(f) Release Requirement. To be eligible to receive any benefits under the Plan, a Participant must execute a Release and such Release must become effective in accordance with its terms, in each case within the period of time set forth in the Release (but in any event within 60 days following the Qualifying Termination).
(g)Restrictive Covenant Agreement Requirement. To be eligible to receive any benefits under the Plan, a Participant must sign and remain in compliance with a Restrictive Covenant Agreement in favor of the Company.
(h)Israeli Participant Severance. Participants who are eligible to receive mandatory severance pay pursuant to Section 14 of the Israeli Severance Pay Law, 1963, will, upon their Termination, receive the greater of: (i) the cash severance benefit provided under Section 5 of this Plan; or (ii) the severance benefits to which the Participant is entitled pursuant to Section 14 of the Israeli Severance Pay Law, 1963; for the avoidance of doubt this shall apply solely to Section 14 severance benefits and shall not reduce, offset, replace or otherwise affect any other statutory rights, benefits or entitlements to which the Participant may be entitled under Israeli labor laws or the laws of any other applicable jurisdiction.
(i) Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company (except as provided for in Section 5(i)).
(j) Debt owed to the Company. If the Participant owes the Company money for any reason, the Company may offset the amount of the debt from the severance benefits set forth in Section 5 to the extent permitted by law; provided, however, that, any such offset shall be applied in a manner consistent with Code Section 409A to the extent that the severance benefits set forth in Section 5 is subject to Code Section 409A.
Section 6. Employee Benefits/Special Benefits. From and after the Participant’s Termination Date, the Participant will not be considered an employee of the Company or any of its affiliates for any purpose – including eligibility under any Company employee benefit plans. Except as provided herein, accrued and unused vacation days (including banked vacation), long-term performance awards, vesting and exercising of stock options, vesting of restricted stock and restricted stock units, and bonus payments will be determined in accordance with the applicable plans, programs and/or policies of the Company (and its affiliates). All other benefits coverage and eligibility to participate in the benefit plans of the Company (and its affiliates) will end as of the Participant’s Termination Date except as otherwise expressly provided by the terms of the applicable benefit plans.
Section 7. Amendment and Plan Termination.

(a)At any time prior to or following a Change in Control Period, the Company may amend or terminate the Plan at any time and from time to time prior to the termination of the Participant’s employment for any reason. Termination or amendment of the Plan will not affect any obligation of the Company under the Plan that has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until a termination of employment has occurred, the Participant will not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.
(b)From and after the occurrence of a termination of the Participant’s employment, or during a Change in Control Period, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Participant and by an authorized officer of the Company (other than the Participant). No waiver by the Participant or the Company of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Plan Administrator) at any time prior to the Participant’s Termination Date as may be necessary to avoid the imposition of the additional tax under Code Section 409A(a)(1)(B); provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.
Section 8. Miscellaneous.
(a)Employment Status. The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company or any of its affiliates.
(b)Reemployment. In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits have been provided (that is, benefits as a result of a Qualifying Termination), the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.
(c)Withholding of Taxes. The Company or the Participant’s employer will withhold from any amounts payable under the Plan all Federal, state, local or other taxes that are legally required to be withheld from the Participant’s severance payments.
(d)Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s Chief Legal Officer), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 13(c), in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(e)Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with the Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that Participant (and not the Company) will be responsible for his or her own tax liability that may arise as a result of becoming a Participant in the Plan.
(f) No Effect on Other Payments or Benefits. For the avoidance of doubt, neither the provisions of this Plan nor the severance payments and benefits provided for under the Plan shall limit, reduce, offset or otherwise impair any rights, entitlements, benefits or amounts payable to the Participant under any employment agreement, short-term or long-term incentive plan, retirement plan, group insurance or other benefit plan.
(g)Validity and Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.
(h)Unfunded Obligation. All severance payments and benefits under the Plan constitute unfunded obligations of the Company. Severance payments will be made, as due, from the general funds of the Company. The Plan constitutes solely an unsecured promise by the Company to provide severance benefits to the Participant to the extent provided in the Plan. For the avoidance of doubt, any medical, dental or life insurance coverage to which the Participant may be entitled under the Plan will be provided under other applicable employee benefit plans of the Company.
(i) Type of Plan and Governing Law. This plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor. The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of New York.
(j)Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
(k)Assignment. The Plan will inure to the benefit of and will be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amount is still payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s estate. The Participant’s rights under the Plan will not otherwise be transferable or subject to lien or attachment.
(l)Other Benefits. Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the

Company (or any of its affiliates). The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with the terms of that plan, program or arrangement and applicable law.
(m)Successors and Assigns. This Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and will be binding upon and inure to the benefit of the Participant and the Participant’s legal representatives, heirs and legatees.
(n)Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.
Section 9. Parachute Payments.
(a)Except as otherwise expressly provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever amount ((i) or ii)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of Equity Awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are “deferred compensation.” In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of Equity Award (i.e., earliest granted Equity Awards are cancelled last). If Code Section 409A is not applicable by law to a Participant, the Company will determine whether any similar law in the Participant’s jurisdiction applies and should be taken into account.
(b)The Company shall appoint a nationally recognized independent registered public accounting firm or other professional firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.
Section 10. Code Section 409A.
(a)Exemption. It is intended that payments of the Severance Pay under the Plan will be exempt from Code Section 409A as “short term deferrals” or, to the extent payments (1)

do not exceed two times the lesser of (i) the Participant’s total annual compensation based on the Participant’s annual rate of pay for the prior taxable year (adjusted for any increase that was expected to continue indefinitely) or (ii) the limitation under Code Section 401(a)(17) for the year in which the employee has a separation from service within the meaning of Code Section 409A and Treasury regulation Section 1.409A-1(h), and (2) are paid in full no later than December 31st of the second year following a separation from service or to the extent that such payments otherwise fit within an exemption provided by Code Section 409A or applicable guidance. Similarly, other benefits provided under the Plan are intended to be exempt from Code Section 409A to the extent an exemption is applicable. For purposes of Code Section 409A, each payment and benefit payable under the Plan, and each installment thereof, is intended to constitute a separate payment within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

(b)Specified Employees. In general, Code Section 409A prohibits certain payments of nonqualified deferred compensation (within the meaning of Code Section 409A) to “Specified Employees” within six months following the Specified Employee’s separation from service. “Specified Employee” shall have the meaning set forth in Code Section 409A(a)(2)(B)(i) and shall be determined in accordance with the Company’s established methodology for identifying specified employees as in effect on the date of the Participant’s separation from service. This rule does not apply to amounts which are exempt from the requirements of Code Section 409A. To comply with this rule and notwithstanding any other provision of the Plan to the contrary, if any payment or benefit under the Plan is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the employee’s Termination Date and if the Participant is a Specified Employee (within the meaning of Code Section 409A(a)(2)(B)) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s Termination Date, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service and shall at that time be paid in a lump sum (or, in the case of a non-cash benefit, shall be provided in a manner that is consistent with Code Section 409A). Any amount that would have been paid or provided during this six-month period will be paid on the first business day of the seventh month following the separation from service, or, if earlier, the date of the Participant’s death.
(c)Statement of Intent. To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties. This Plan will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. If the Participant notifies the Company (specifying the reasons for the Participant’s position) that the Participant believes that any provision of this Plan or of any payment to be made or benefit granted under this Plan would cause the Participant to incur any additional tax, penalty or interest under Code Section 409A, and if the Company concurs, or if the Company (without any obligation whatsoever to do so) independently makes such a determination, the Company will, after consulting with the Participant and to the extent permitted by law, reform the provision to try to comply with Code Section 409A or to be exempt from Code Section

409A to the extent possible without thereby creating other liability, including liability for any other Plan participant. The Company in its sole discretion may modify, or cause to be modified, the timing of payments and benefits under the Plan for the sole purpose of exempting those payments and benefits from Code Section 409A. To the extent that any payment or benefit under the Plan is modified to comply with Code Section 409A or to be exempt from Code Section 409A, the modification or exemption will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company and its affiliates of the applicable payment or benefit without violating the provisions of Code Section 409A. In no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.
Section 11. Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with the Company’s clawback policy, including the Policy for Recovery of Erroneously Awarded Compensation or such other recoupment policy as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions in the Participation Notice, as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Ordinary Shares of the Company or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” resignation for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.
Section 12. Claims Process.
(a)Claim for Benefits. If the Participant believes that the Participant is entitled to payments and benefits under the Plan that are not provided to the Participant, or the Participant disagrees with any other action taken by the Plan Administrator with respect to the Plan, then the Participant may submit a claim to the Plan Administrator in writing. A claim must be made in writing and submitted within 6 months of the Participant’s Termination Date. In the event the Participant makes a claim for benefits beyond six months of the Participant’s Termination Date, then the Participant will be expressly precluded from receiving any severance payments and/or benefits under the Plan.
(b)Claims Review Procedures. The Participant will be notified in writing by the Plan Administrator if the Participant’s claim under the Plan is denied. If a claim for benefits under the Plan is denied in full or in part, the Participant (or the Participant’s duly authorized representative) may appeal the decision to the Plan Administrator. To appeal a decision, the Participant (or the Participant’s duly authorized representative) must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after the Participant receives notice of the claim denial described above. The Participant (or the Participant’s duly authorized representative) may also include information or other documentation in support of the Participant’s claim. The Participant (or the Participant’s duly authorized representative) will be notified of a decision within 90 days (which may be extended to 180 days, if required) of the date the Participant’s appeal is received. This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If the Plan Administrator requires an extension of time to respond to the Participant’s appeal, the Participant (or the Participant’s duly authorized representative) will receive notice of the reason for the extension within the initial 90-day period and a date by which the Participant can expect a decision. If the original denial is upheld on first appeal, the Participant (or the Participant’s duly authorized representative) may request a review of this decision. The Participant (or the Participant’s duly authorized representative) may submit a written request for reconsideration to the Plan Administrator (as listed below) within 60 days after receiving the denial. The Participant (or the Participant’s duly authorized representative) can review all plan documents in preparing the Participant’s appeal and the Participant (or the Participant’s duly authorized representative) may have a qualified person represent the Participant (or the Participant’s duly authorized representative) during the appeal process. Any documents or records that support the Participant’s position must be submitted with the Participant’s appeal letter. The case will be reviewed, and the Participant (or the Participant’s duly authorized representative) will receive written notice of the decision within 60 days (which may be extended to 120 days, if required). The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based. Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, the Participant will be advised of the Participant’s right to file a claim in court. It is the Company’s intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply a de novo standard of review and not a deferential (“arbitrary and capricious”) standard of review.
(c)Legal Action. The Participant may not bring a lawsuit to recover benefits under the Plan until the Participant has exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits will apply in any forum where the Participant may initiate such a suit.
Section 13. Other Plan Information.
(a)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(b) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is: Taboola.com Ltd.

(c)Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:
Taboola.com Ltd.
Attn: Blythe Holden, General Counsel and Corporate Secretary
2120 Colorado Ave. Suite 400
Santa Monica, CA 90404
The Plan Sponsor’s and Plan Administrator’s telephone number is 1(310)-592-3369. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 14. Statement of ERISA Rights.

Participants in the Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. For the purposes of this Section 14 and, under ERISA, Participants are entitled to:

Receive Information About the Plan and Benefits
(a)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(b)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
(c)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions By Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of each Plan Participant and their beneficiaries. No one, including a Participant’s employer, a Participant’s union or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a Plan benefit or exercising a Participant’s rights under ERISA.
Enforcement of Participant Rights
If a Participant’s claim for a Plan benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant request a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court.
If a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
If the Participant’s engagement with the Company is subject to the laws of a country other than the US, the Participant shall have the right to enforce its rights in accordance with the relevant applicable law.
Assistance With Questions
If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about the Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Section 15. Definitions. For purposes of the Plan, the following terms are defined as follows:
(a)“Accrued Compensation” means (i) any unpaid annual base salary, (ii) unpaid vacation pay (iii) any annual bonus earned for a completed performance year preceding the year in which the Participant’s termination of employment occurs, to the extent such bonus has been earned, approved by the Compensation Committee, or is otherwise determinable under the applicable bonus plan (a “Prior-Year Bonus”), and (iv) other unpaid compensation, if applicable under applicable law or the terms of the applicable benefit plan, in each case accrued through the date of a Participant’s termination of employment. Any Prior-Year Bonus shall be paid at the same time as annual bonuses are paid to similarly situated active executives of the Company for the same performance year, but in no event later than March 15 of the calendar year following the calendar year in which such Prior-Year Bonus was earned.
(b)“Base Salary” means a Participant’s annual base salary as in effect on the date of the Participant’s Qualifying Termination, but ignoring any decrease in annual base salary that forms the basis for a resignation for Good Reason.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means the occurrence of any of the following events:
1.any act of personal dishonesty taken by the Participant in connection with the Participant ’s responsibilities as an employee of the Company or any direct or indirect wholly owned subsidiary thereof) with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Participant; ;
2.the Participant’s conviction of, or plea of nolo contendere to, a felony;

3.the Participant ’s commission of any intentional tortious act or unlawful act which causes material harm to the standing, condition or reputation of his employing entity within the Company;
4.any intentional breach by the Participant of any material agreement with or of any material duty of the Participant to the Company (or its affiliates) (including breach of confidentiality, non-disclosure, non-use non-competition or non- solicitation covenants towards the Company (or its affiliates)) or failure to abide by any code of conduct or other policies, deemed material (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) in each case which is not cured within thirty (30) days after written notice from the Company specifying the breach or failure in reasonable detail (except that no cure period shall apply to any breach or failure that by its nature cannot be cured); or
5.a breach of any fiduciary duty owed by Participant to his employing entity (whether the Company or a direct or indirect subsidiary thereof) that has a material detrimental effect on the reputation or business of such employing entity but only if and after there has been delivered to Participant a written notice from such person which describes the basis for such person’s belief that Participant has breached his fiduciary duties and provides Participant with thirty (30) days to take corrective action.
(e)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
1.any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds 50% of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding; provided that, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the 50% threshold, then a Change in Control shall be deemed to occur;
2.there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either
(A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
3.there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries; provided that a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition, shall not constitute a Change in Control; or
4.individuals who are members of the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
(f) “Change in Control Period” means the time period beginning three (3) months prior to the date of a Change in Control and ending twelve (12) months following the date of such Change in Control.
(g)“Change in Control Termination” means a Qualifying Termination that occurs during a Change in Control Period.
(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any analogous provisions of applicable state law.
(i)“Code” means the Internal Revenue Code of 1986, as amended.
(j)“Disability” means that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, in each case consistent with the requirements of Section 409A(a)(2)(C) of the Code.

(k)“Entity” means a corporation, partnership, limited liability company or other legal entity formed in or existing under the laws of any jurisdiction.
(l)“Equity Awards” means outstanding stock options, restricted stock units or other equity or equity-based awards granted to a Participant under the Equity Incentive Plans.
(m)“Equity Incentive Plans” means the Taboola.com Ltd. 2007 Share Option Plan, Taboola.com Ltd. 2016 Share Incentive Plan, Taboola.com Ltd. 2017 Executive Share Incentive Plan, Taboola.com Ltd. 2020 Share Incentive Plan or Taboola.com Ltd. 2021 Share Incentive Plan and any other shareholder-approved equity incentive plan maintained by the Company.
(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(p)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (1) the Company or any Subsidiary of the Company, (2) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (3) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (4) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (5) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(q)“Good Reason” means the occurrence of any one or more of the following events which occur without the Participant’s express written consent:
1.a material reduction in the Participant’s Base Salary or Target Annual Bonus, other than in connection with a broad based reduction in base salary applied to all similarly situated employees;
2.a reduction in the Participant’s job grade or title constituting a demotion;
3.a material reduction in the Participant’s authority or material detrimental change in the Participant’s duties which, in either case, represents a material demotion, regardless of whether the reduction or change is accompanied by an actual diminution of the Participant’s title or grade level;
4.a change in the principal location of the Participant’s job or office, such that the Participant will be based at a location that is 50 miles or more further from the Participant’s principal job or office location immediately prior to the proposed change in the Participant’s job or office; or

5.a material breach by the Company of any material obligation to the Participant under this Plan, the Participation Notice, or any employment agreement.
provided, however, if, at the time the Participant resigns for Good Reason, the Company reasonably determines that the Participant’s employment could have been terminated by the Company for Cause, such resignation will not be treated as a Good Reason resignation; provided, further, in the event a Participant’s employment could have been terminated for Cause, any disciplinary actions, including, without limitation, a reduction in the Participant’s Base Salary or compensation, a reduction in the Participant’s job grade or title or such other actions that may represent a demotion, any such actions will not serve as a basis for the participant to resign for Good Reason.
To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, the Participant must notify the Company in writing of the Participant’s election to terminate for Good Reason, specifying the event constituting Good Reason, within 90 days after the occurrence of the event that the Participant believes constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate the Participant’s employment for that Good Reason event. The Company will have a period of 30 days after receipt of the notice in which to cure the Good Reason. If the Good Reason is cured within this period, the Participant will not be entitled to severance payments and benefits under the Plan. If the Company waives its right to cure or does not, within the 30-day period, cure the Good Reason, the Participant will be entitled to severance payments and benefits under the Plan subject to the terms and conditions hereof, and the Participant must terminate employment within 30 days following the expiration of the Company’s cure period (or the date the Company waives its right to cure, if earlier).
(r)“Non-Change in Control Termination” means a Participant’s Qualifying Termination that does not occur during the Change in Control Period.
(s)“Ordinary Shares” means the ordinary shares of the Company.
(t)A person or Entity shall be deemed to “Own”, to have “Owned”, to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(u)“Participant” means each individual who (i) is an employee of the Company and
(ii) has been identified by the Plan Administrator as eligible to participate in the Plan. In order to be deemed a “Participant,” the Plan Administrator must affirmatively identify an individual as a Participant and provide such individual with a Participation Notice, and such individual must sign and timely return the Participation Notice; provided, however, that such individual shall not be deemed or designated as a “Participant” under this definition if the foregoing written designation has been rescinded or revoked, in writing, by the Plan Administrator prior to the earlier of, as applicable, the date of a Qualifying Termination or the beginning of a Change in Control Period. Unless specifically referenced otherwise, the CEO shall be considered a Participant.

(v)“Participation Notice” means the latest notice delivered by the Company to a Participant informing the Participant that he or she is eligible to participate in the Plan, substantially in the form of EXHIBIT A to the Plan.
(w)“Plan Administrator” means the Board or any committee of the Board duly authorized to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
(x)“Pro Rata Bonus” means the Participant’s prorated bonus for the year that the Qualifying Termination occurs, with such bonus to be determined by multiplying the applicable Participant’s Target Annual Bonus by a fraction, the numerator of which is the number of days that the applicable Participant provided services to the Company or one of its Subsidiaries during the year that the Qualifying Termination occurs and the denominator of which is 365.
(y)“Restrictive Covenant Agreement” means an agreement entered into by and between the Participant and the Company (or, if applicable, an affiliate of the Company) in a form reasonably acceptable to the Company which restricts the Participant from engaging in certain activities and may include, without limitation, covenants related to confidentiality, non- solicitation, no-hire, non-interference, non-disclosure, non-disparagement, no conflicts or non- competition provision; provided that the post-employment time period for any applicable covenants relating to non-solicitation, no-hire, non-interference or non-competition will be no longer than twelve (12) months following the Termination Date; provided further that any such Restrictive Covenant Agreement shall not contain terms or restrictions that are more adverse to the Participant than those contained in any existing employment agreement, restrictive covenant agreement, or other similar agreement between the Participant and the Company or any affiliate thereof.
(z)“Release” means a general waiver and release in a form acceptable to the Plan Administrator.
(aa)“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.
(ab)“Short-Tenured Participant” means the CEO or a Participant, as applicable, who is employed by the Company or any of its subsidiaries for less than eighteen months prior to the Qualifying Termination.
(ac)“Subsidiary” means, with respect to the Company, (1) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (2) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ad)“Target Annual Bonus” means the Participant’ target bonus opportunity pursuant to the annual bonus plan or program that is in place at the time of the termination of employment.
(ae)“Termination Date” means the effective date of the Participant’s Separation from Service for any reason.

                                        Exhibit A

Taboola.com Ltd. Executive Severance Plan

Taboola.com Ltd. (the “Company”) has adopted the Taboola.com Ltd. Executive Severance Plan (as amended from time to time, the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a “Participant” under the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan.
By accepting participation, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.
Please return a signed copy of this Participation Notice to Blythe Holden at Blythe.H@taboola.com and retain a copy of this Participation Notice, along with the Plan document, for your records.
Taboola.com Ltd. Participant
Signature: ____________________ Signature: ___________________
Printed Name: __________________ Printed Name: __________________
Title: ___________________ Title: ___________________